Therapeutic Solutions International Enters Into Multi-million Dollar Master Sales Agreement With WCTE, Inc.

Company Started by NFL Chargers Hall of Famer Wes Chandler Collaborates with TSOI to Provide Nutraceutical Approach to Chronic Traumatic Encephalopathy

NEWS PROVIDED BY

Therapeutic Solutions International, Inc.

Dec 23, 2019, 09:21 ET

OCEANSIDE, California, Dec. 23, 2019 /PRNewswire/ -- Therapeutics Solutions International, Inc., (OTC Markets: TSOI) announces today the signing of another Master Sales Agreement with WCTE, Inc. to distribute our nutraceutical line of products.

"As Therapeutic Solutions recently announced our Letter of Intent with them to in-license their adult stem cells to WCTE for Chronic Traumatic Encephalopathy (CTE) and Traumatic Brain Injury (TBI), we are also excited today to enter into this Master Sales Agreement with TSOI. Their products are in a class of their own and even with our own team of scientists it would take years to develop anything like them, on our own," said Wes Chandler, Founder, and CEO of WCTE, Inc. "TSOI has literally spent 5 years developing these products and we are here at the right moment for the right need at the right time, to take full advantage of the amazing products coming out of their labs today and the future products they will develop," added Mr. Chandler.

Products to be included in this Master Sales Agreement consists of NanoStilbene, NeuroStilbene, NanoPSA, Nano Plus, Nano Cannabidiol, and ProJuvenol. Future products will be added to the Master List as commercialized.

"We are so pleased to close out our year by making this announcement today. As you know two weeks ago, we entered into a Master Sales Agreement with Tiva Bio, also a Wes Chandler Founded Company, and one week ago we entered into a Letter of Intent (LOI) with WCTE, and today we have provided them with an identical agreement as we did with Tiva," said Timothy Dixon, President, and CEO of TSOI.

"At the conclusion of last year, I spoke of what we thought might happen in 2019 saying, 'Looking to 2019 the key things you will see from us will be the promotion of NanoStilbene and NeuroStilbene and 'Right To Try' use of stem cells and eventually our dendritic cell vaccine for cancer.' The future closing on our Letter of Intent with WCTE will continue to drive our Right To Try program for stem cells in CTE and TBI. We also have a pending Letter of Intent with Beijing Regenesis Biotechnology Co. Ltd., of Beijing China to develop and commercialize the anti-aging properties of cord blood plasma combined with NanoStilbene that we look to close in early 2020. This year also led to two new discoveries on pterostilbene worthy of patent application. In one of these discoveries, we observed that pterostilbene was very effective at accelerating the recovery of blood cells after treatment with chemotherapy, a condition called neutropenia. And in another invention, we teach that pterostilbene augments the ability of cord blood plasma to suppress biological properties associated with aging. We are very excited about what 2020 will bring as we continue to conduct new research, new clinical work, and make new discoveries," concluded Mr. Dixon.

About Therapeutic Solutions International, Inc.

Therapeutic Solutions International is focused on immune modulation for the treatment of several specific diseases. Immune modulation refers to the ability to upregulate (make more active) or downregulate (make less active) one's immune system. The Company's corporate website is at www.therapeuticsolutionsint.com and our e-commerce is at www.youcanordernow.com and for additional info on NanoStilbene visit www.mynanostilbene.com.

About WCTE, Inc.

The Company was formed because of the urgent unmet need to treat amateur and professional athletes suffering from Chronic Traumatic Encephalopathy, who have sacrificed their health and their lives to for popular entertainment. Now that they need our help, it is our responsibility to be there for them. The Company has the vision of identifying, integrating and incorporating the latest technologies in order to provide a fighting chance for patients.

These statements have not been evaluated by the Food and Drug Administration. These products are not intended to diagnose, treat, cure, or prevent any disease.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous risk factors as set forth in our SEC filings. To the extent that statements in this press release are not strictly historical, including statements as to product launch timing, revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future collaboration agreements, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made.

Contact Information:

Therapeutic Solutions International, Inc.

ir@tsoimail.com